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                                                                    EXHIBIT 12.1


EYECARE CENTERS OF AMERICA, INC.
RATIO OF EARNINGS TO FIXED CHARGES


                                                    12/30/95   12/26/96    1/3/98     1/2/99      1/1/00
                                                    --------   --------    ------     ------      ------

Net earnings (loss)                                  (9,119)      1,418     5,215    (26,273)    (5,257)

Add Income tax provision                                 --         188       335         13        384
                                                    -------      ------   -------    -------    -------
                                                     (9,119)      1,606     5,550    (26,260)    (4,873)

Fixed Charges:
          Interest expense, net                       9.046      10,341    14,380     23,804     25,091
          Interest factor portion of rent expense     4,011       4,368     6,254      6,888      8,466
                                                    -------      ------   -------    -------    -------
          Total fixed charges                        13,057      14,709    20,634     30,692     33,557

Earnings (loss) before income                         3,938      16,315    26,184      4,432     28,684
          taxes and fixed charges

Ratio of earnings to fixed charges                      0.3         1.1       1.3        0.1        0.9

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